Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4/A of Frontline Ltd. of our report dated August 21, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the discontinued operations described in Note 5, as to which the date is October 5, 2015 relating to the financial statements of Frontline 2012 Limited, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/PricewaterhouseCoopers AS

PricewaterhouseCoopers AS
Oslo, Norway
 October 5, 2015